EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

 PELICAN MOBILE COMPUTERS, INC.

A MARYLAND CORPORATION

AND

AMERICAN FINANCIAL HOLDINGS INC.

A DELAWARE CORPORATION

AND

THE PELICAN STOCKHOLDERS
(as defined herein)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of December 21, 2005 by and among AMERICAN FINANCIAL HOLDINGS INC., a Delaware corporation (the “Company”), PELICAN MOBILE COMPUTERS, INC., a Maryland corporation (“Pelican”), and the holders of the outstanding capital stock of Pelican identified on Schedule A hereto (the “Pelican Stockholders”).

WHEREAS, the Company is a Delaware corporation having an authorized capital of 100,000,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”), of which 24,147,000 shares have been issued and are outstanding;

WHEREAS, Pelican is a Maryland corporation having an authorized capital of 1,000 shares of common stock, no par value per share (“Pelican Common Stock”), 1,000 shares have been issued and are outstanding;

WHEREAS, the respective boards of directors of the Company and Pelican have approved the exchange of shares of Pelican Common Stock for shares of Company Common Stock pursuant to the terms of this Agreement (the “Share Exchange”), such that, immediately following the Share Exchange, the Pelican Stockholders shall hold approximately eighty-two percent (82%) of the outstanding capital stock of the Company;

WHEREAS, the Share Exchange is intended to qualify as a tax-free contribution under Section 351 of the Internal Revenue Code of 1986, as amended, but no opinion of counsel or Internal Revenue Service determination is being obtained for such treatment and it is not a condition to Closing;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Definitions. The following terms when used in this Agreement shall have the following respective meanings:

“5% Stockholders” has the meaning set forth in Section 5.3.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Law” means, with respect to any Person, any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority to which such person or any of its subsidiaries is bound or to which any of their respective properties is subject.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by law to be closed.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” has the meaning set forth in Section 5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Shares” means the shares of Company Common Stock issued by the Company to the Pelican Stockholders pursuant to the terms of this Agreement.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority.

“Lien or Encumbrance” means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right, easement, servitude, transfer limit, restriction, title defect or other encumbrance.

“Pelican” has the meaning set forth in the first paragraph of this Agreement.

“Pelican Common Stock” has the meaning set forth in the Recitals.

“Pelican Common Stock Certificates” has the meaning set forth in Section 2.4.

“Pelican Stockholders” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Lien” means: (i) liens for taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.19.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Exchange” has the meaning set forth in the Recitals, as more specifically set forth in Section 2.1.

ARTICLE II

EXCHANGE

Section 2.1.  Cancellation and Retirement of Certain Company Common Stock. Prior to the Closing Date, certain Company stockholders, as set forth in Schedule 2.1, shall return their shares to the Company for cancellation and retirement.

Section 2.2.  Exchange of Pelican Stock. Upon the terms and subject to the conditions set forth in this Agreement, the Company and the Pelican Stockholders agree to exchange (the “Share Exchange”), on the Closing Date, the outstanding shares of Pelican Common Stock for shares of Company Common Stock at an exchange ratio of seventy-five thousand (75,000) shares of Company Common Stock for one (1) share of Pelican Common Stock owned by each Pelican Stockholder, such that each Pelican Stockholder shall receive that number of shares of Company Common Stock set forth next to such holder’s name on Schedule A hereto.

Section 2.3.  The Closing. The closing (the “Closing”) of the Share Exchange shall take place on the next Business Day following the fulfillment or waiver of the closing conditions set forth in Articles III and IV, or on such other date and at such other time and place as the parties hereto shall agree in writing. The date and time at which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.4.  Deliveries by the Company at the Closing. At the Closing, the Company shall issue and deliver all of the following:

(i)  To each Pelican Stockholder, certificate(s) representing, in the aggregate, that number of shares of Company Common Stock as set forth next to such Pelican Stockholder’s name on Schedule A in definitive form and registered in the name of such Pelican Stockholder or its nominee or designee and in such denominations as each Pelican Stockholder shall request in writing at least two (2) Business Days prior to the Closing Date.

(ii)  A certificate of good standing from the Secretary of State of the State of Delaware, issued as of a date within two Business Days prior to the Closing Date, certifying that the Company is in good standing as a corporation in the State of Delaware.

(iii)  Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of the Company executing this Agreement and any other document delivered pursuant hereto on behalf of the Company.

(iv)  The resignation of Edward Wolff, the sole officer and director of the Company, effective, with respect to his position as an officer of the Company, as of the Closing Date, and, with respect to his position as a director of the Company, effective as of the date on which the Pelican board designees, Chandra (C.B.) Brechin, Scott Rutherford, Bruce Robinson, Charley Wall, and Maris J. Licis shall be elected to the Company’s Board of Directors.

(v)  Copies of the resolutions or consents of the Company’s board of directors (1) authorizing the execution and performance of this Agreement and the contemplated transactions by the Company, (2) electing Charley Wall as President, Maris J. Licis as Secretary, Chandra (C.B.) Brechin as Treasurer, and Scott Rutherford as Executive Vice President of the Company, certified by the secretary or an assistant secretary of the Company as of the Closing Date.

Section 2.5.  Deliveries by the Pelican Stockholders at the Closing. At the Closing, each Pelican Stockholder shall deliver to the Company the certificates representing their shares of Pelican Common Stock (the “Pelican Common Stock Certificates”) and duly executed securities powers in favor of the Company in respect of such certificates.

Section 2.6.  Deliveries by Pelican at the Closing. At the Closing, Pelican shall deliver to the Company at the Closing:

(i)  A certificate of good standing from the Secretary of State of the State of Maryland, issued as of a date within two Business Days prior to the Closing Date certifying that Pelican is in good standing as a corporation in the State of Maryland;

(ii)  Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Pelican executing this Agreement and any other document delivered pursuant hereto on behalf of Pelican; and

(iii)  Copies of resolutions or consents of the board of directors authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Pelican as of the Closing Date.

Section 2.7.  Survivability. At the Closing, the Articles of Incorporation and Bylaws of the Company shall be amended and restated to change the name of the Company to TACTICAL SOLUTION PARTNERS, INC.

Section 2.8.  Reverse Split of Company Common Stock. Immediately following the Closing, the Company will effectuate a “1-for-3” split of the Company’s then current issued and outstanding common stock whereby each stockholder will receive 1 share for each 3 shares held by the stockholder as certified by the Transfer Agent of the Company, such that the number of shares of common stock of the Company shall not exceed 30,500,000 (thirty-million five-hundred thousand) shares.

Section 2.9.  Additional Share Issuances. Upon the effective date of the Reverse Split as contemplated in Section 2.8 above, the Company shall issue and deliver copies of the resolutions or consents of the Company’s board of directors authorizing the issuance of 13,100,000 shares of Company common stock to the individuals and in the amounts identified in Schedule 2.5 hereto, such that the number of issued and outstanding shares of common stock of the Company shall be 43,600,000.

ARTICLE III

CONDITIONS TO THE OBLIGATIONS OF PELICAN
AND THE PELICAN STOCKHOLDERS

The obligation of Pelican and each Pelican Stockholder to consummate the Share Exchange is subject to the satisfaction of the following conditions as of the Closing:

Section 3.1.  Exchange by Pelican Stockholders. Each Pelican Stockholder shall have tendered all of his, her or its respective Pelican Common Stock Certificates for exchange pursuant to the provisions of Article II.

Section 3.2.  Accuracy of Representations and Warranties. The representations and warranties contained in Article V hereof shall be true and correct in all material respects at and as of the Closing.

Section 3.3.  Performance. The Company shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the President of the Company shall have certified to Pelican and the Pelican Stockholders in writing to such effect and to the further effect that all the conditions set forth in this Article III have been satisfied.

Section 3.4.  Approval. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Pelican and the Pelican Stockholders shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

Section 3.5.  Due Diligence. Pelican shall have completed its due diligence with respect to the Company to its satisfaction.

Section 3.6.  No Restraint. No claim, suit, proceeding or action shall be pending or threatened challenging the transaction contemplated hereby or the authority of the parties to enter into this Agreement or to consummate the transaction.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Share Exchange is subject to the satisfaction of the following conditions as of the Closing:

Section 4.1.  Exchange by the Pelican Stockholders. Each Pelican Stockholder shall have tendered his, her, or its respective Pelican Common Stock Certificates for exchange pursuant to the provisions of Article II.

Section 4.2.  Accuracy of Representations and Warranties. The representations and warranties contained in Articles VI and VII shall be true and correct in all material respects at and as of the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represent and warrant to Pelican and the Pelican Stockholders, as of the date of this Agreement, as follows:

Section 5.1.  Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as it is now being conducted and as proposed to be conducted. The Company is duly qualified or licensed as a foreign corporation and is in good standing in all jurisdictions where the nature of its business or property makes such qualification or licensing necessary except where the failure to do so would not have a material adverse effect (financial or otherwise) on the business, property, prospects, assets or liabilities of the Company (a “Company Material Adverse Effect”). The Company has provided to Pelican copies of its Articles of Incorporation and Bylaws. Such copies are true, correct and complete and contain all amendments through the date of Closing

Section 5.2.  Corporate Power. The Company has all requisite legal and corporate power to execute and deliver this Agreement and to consummate the other transactions contemplated by the terms of this Agreement, and to carry out and perform its obligations under the terms of this Agreement.

Section 5.3.  Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 24,147,000 shares have been issued and are outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding securities of the Company were issued in compliance with applicable federal and state securities laws. There are no preemptive rights, options or warrants or other conversion privileges or rights now outstanding to purchase or acquire any of the capital stock of the Company and no shares of the Company’s capital stock are reserved for issuance. The Company is not obligated to repurchase any shares of its capital stock or any other securities. To the Company’s knowledge, there is no agreement or understanding between any holders of in excess of five percent (5%) of the Company’s outstanding securities (collectively, the “5% Stockholders”) that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company and, to the Company’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

Section 5.4.  Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. The Company is not a participant in any joint venture or similar arrangement.

Section 5.5.  Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company; the consummation by the Company of the other transactions contemplated hereunder or thereunder, and the performance of all of the Company’s obligations under this Agreement, have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors or (b) general equitable principles.

Section 5.6.  No Violation; Consents.

(i)  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene any Applicable Law. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, (ii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or (iii) violate any provision of its Articles of Incorporation or Bylaws.

(ii)  No consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(iii)  The Company is not subject to any statutory or contractual provision dealing with “change of control”, control share acquisition, business combination, fair price, or any similar provision that would limit in any way the rights of the Pelican Stockholders to the Exchange Shares.

Section 5.7.  Securities Laws Compliance. The Company is relying on the exemption contained in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act to exempt the Share Exchange from the registration requirements of the Securities Act. The Company is not a party or otherwise subject to any contract, arrangement or understanding requiring it to pay, and will not, directly or indirectly, make any payment of, any commission or other remuneration to any broker, dealer, sales person, agent or any other Person for soliciting the Share Exchange. In addition, no financial advisor, broker, dealer, sales person, agent or any other Person has been engaged or is authorized by the Company to express to any Pelican Stockholder any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Share Exchange.

Section 5.8.  Litigation. There are no actions, suits, proceedings or investigations pending or, to the Company’s knowledge, threatened against, the Company or its respective properties (nor, to the Company’s knowledge against any of the officers or directors of the Company) before any court, arbitrator or governmental agency which, in the case of actions, suits, proceedings or investigations pending or threatened against officers or directors of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. Neither the Company, nor to the Company’s knowledge, any officer, key employee or 5% Shareholder of the Company, in his capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency.

Section 5.9.  Employees. With the exception of Edward Wolff, the Company’s Chief Executive Officer, the Company does not currently have any employees.

Section 5.10.  Brokers or Finders; Other Offers. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 5.11.  Disclosure. The Company has provided Pelican and the Pelican Stockholders with all the information which Pelican and the Pelican Stockholders have requested for deciding whether to consummate the transaction contemplated by this Agreement. No representation or warranty of the Company contained in this Agreement and the exhibits attached hereto or, any certificate furnished or to be furnished to Pelican and the Pelican Stockholder at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Section 5.12.  Agreements; Action.

(a)  Except for agreements explicitly contemplated by this Agreement, there are no agreements, understandings, instruments, contracts, judgments, orders, writs, decrees or proposed transactions to which the Company is a party or by which it is bound that involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or (ii) any contract, agreement, commitment, arrangement or understanding relating to any joint venture, partnership or sharing of profits or losses with any Person.

(b)  The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or (ii) incurred any indebtedness for money borrowed or incurred any other liabilities.

(c)  Except for the transactions contemplated herein, the Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation regarding the merger of the Company with or into any such corporation, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

Section 5.13.  Tax Returns and Payments. The Company has filed all federal tax returns, forms or reports, which are due or required to be filed by it prior to the date hereof and has paid all taxes, penalty fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. All such returns are complete and accurate.

Section 5.14.  Intellectual Property. The Company owns no intellectual property.

Section 5.15.  Registration Rights. Except as set forth in Schedule 5.15, the Company has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or any other Governmental Authority.

Section 5.16.  Anti-Dilution and Other Shares. No stockholder of the Company or other person or entity has any preemptive right of subscription or purchase or contractual right of first refusal or similar right with respect to any issuance of securities by the Company. The consummation of the Share Exchange will not result in the issuance of any additional shares of the Company Common Stock or the triggering of other anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Company.

Section 5.17.  Real Property. The Company does not own, lease, sublease, or otherwise have an interest in real property.

Section 5.18.  OTC Listing. The Company is currently quoted on the Pink Sheets under the trading symbol “AFHJ”. The Company is not in default with respect to any listing or other requirements of the National Association of Securities Dealers, Inc.

Section 5.19.  Issuance of Shares. As of the Closing Date, all of the shares of Company Common Stock to be delivered to the Pelican Stockholders will be free and clear of all taxes, liens, encumbrances, charges or assessments of any kind and shall not be subject to preemptive rights, tag-along rights, or similar rights of any of the stockholders of the Company. As of the Closing Date, such shares will be legally and validly issued in compliance with all applicable U.S. federal and state securities laws, and will be, when issued, fully paid and nonassessable shares of Company Common Stock.

Section 5.20.  Liabilities. To the knowledge of the Company, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of the Company or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since August 15, 2005.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PELICAN STOCKHOLDERS

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each Pelican Stockholder, severally and not jointly, represents and warrants to the Company, as of the date of this Agreement, as follows:

Section 6.1.  Title; Authority; Enforceability.

(a)  Such Pelican Stockholder has the full power and authority to exchange, assign and transfer its Pelican Common Stock proposed to be exchanged hereunder and to acquire the Exchange Shares issuable upon exchange of such Pelican Common Stock and when the same are accepted for exchange, the Company will acquire good and unencumbered title to such Pelican Common Stock, free and clear of all Liens or Encumbrances created by such Pelican Stockholder. Such Pelican Stockholder acknowledges (i) that the number of shares of Pelican Common Stock held by him, her or it identified in Schedule A is correct and reflects all of the securities of Pelican held by such stockholder, and (ii) that the Schedule A attached to the Original Agreement, to the extent that it did not reflect the same share number reflected herein, was inaccurate.

(b)  Such Pelican Stockholder has duly executed and delivered this Agreement. This Agreement constitutes, assuming the due execution by the Company and Pelican, the legal, valid and binding obligation of such Pelican Stockholder, enforceable against such Pelican Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)  Such Pelican Stockholder will, upon request, execute and deliver any additional documents deemed by the Company to be reasonably necessary to more fully evidence the exchange, assignment and transfer of the Pelican Common Stock contemplated hereby.

Section 6.2.  No Conflicts; Consents. The execution, delivery and performance by such Pelican Stockholder of this Agreement will not conflict with, constitute a breach of, or default under, or violate any provision of any agreement, indenture, mortgage, or other instrument to which such Pelican Stockholder is a party or by which such Pelican Stockholder is or may be bound or to which any of such Pelican Stockholder’s property or assets is subject, or any statute, law, rule, regulation, ruling, judgment, injunction, order or decree applicable to such Pelican Stockholder or to any property or assets of such Pelican Stockholder. No consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by such Pelican Stockholder for the execution, delivery and performance by such Pelican Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.3.  Pelican Stockholder Acknowledgements.

(a)  Such Pelican Stockholder understands that the issuance of the Exchange Shares by the Company to such Pelican Stockholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D and Section 4(2) thereof. Accordingly, such Pelican Stockholder acknowledges that the Exchange Shares to be issued and delivered to such Pelican Stockholder in accordance with the terms and subject to the conditions of this Agreement have not been and will not be registered under the Securities Act or any state securities laws and may not be sold or otherwise transferred without compliance with the Securities Act and any applicable state securities laws. Such Pelican Stockholder further represents, warrants and covenants that (i) the Exchange Shares are being acquired solely for his/her own account only, for investment purposes only, and not with a view to the distribution or public offering thereof, nor with any intention of selling the same immediately or at any particular future time and (ii) none of the Exchange Shares will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with the Securities Act and any applicable state securities laws and will contain a restrictive legend to such effect until such time the Exchange Shares are registered with the US Securities and Exchange Commission (SEC). The Company will grant “piggyback” registration rights to each Pelican Stockholder for any registration statement filed, subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended.

(b)  Such Pelican Stockholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Exchange Shares and such Pelican Stockholder is capable of bearing the economic risks of such investment.

(c)  Such Pelican Stockholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act.

(d)  Such Pelican Stockholder has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of this transaction, as well as to obtain any information requested by such Pelican Stockholder. Any questions raised by such Pelican Stockholder concerning the transactions contemplated by this Agreement have been answered to the satisfaction of such Pelican Stockholder. Such Pelican Stockholder’s decision to enter into the transactions contemplated hereby is based in part on the answers to such questions as such Pelican Stockholder has raised concerning the transaction and on such Pelican Stockholder’s own evaluation of the risks and merits of the purchase and the Company’s proposed business activities.

(e)  Such Pelican Stockholder understands that no Governmental Authority has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Exchange Shares.

(f)  Such Pelican Stockholder understands that it is his, her or its responsibility to obtain its own legal and financial advisors (including tax advisors) with respect to this Agreement and the transactions contemplated herein.

ARTICLE VII

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PELICAN

As an inducement to, and to obtain the reliance of the Company, Pelican represents and warrants as follows:

Section 7.1.  Organization and Standing; Articles and Bylaws. Pelican is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Maryland and is in good standing under such laws. Pelican has the requisite corporate power to own and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted. Pelican is duly qualified or licensed as a foreign corporation and is in good standing in all jurisdictions where the nature of its business or property makes such qualification or licensing necessary except where the failure to do so would not have a material adverse effect (financial or otherwise) on the business, property, prospects, assets or liabilities of Pelican (a “Pelican Material Adverse Effect”). Pelican has made available to the Company copies of its Certificate of Incorporation and Bylaws. Said copies are true, correct and complete and contain all amendments through the date of Closing.

Section 7.2.  Corporate Power. Pelican has all requisite legal and corporate power to execute and deliver this Agreement and to consummate the other transactions contemplated by the terms of this Agreement, and to carry out and perform its obligations under the terms of this Agreement.

Section 7.3.  Capitalization. The authorized capital stock of Pelican consists of: 1,000 shares of common stock, no par value (“Pelican Common Stock”), of which 1,000 shares are issued and outstanding. All issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding securities of Pelican were issued in compliance with applicable federal and state securities laws. Except as described on Schedule 7.3 attached, there are no preemptive rights, options or warrants or other conversion privileges or rights now outstanding to purchase or acquire any of the capital stock of Pelican and no shares of Pelican’s capital stock are reserved for issuance. Pelican is not obligated to repurchase any shares of its capital stock or any other securities. To

Pelican’s knowledge, there is no agreement or understanding between any holders of in excess of five percent (5%) of Pelican’s outstanding securities (collectively, the “5% Stockholders”) that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of Pelican, and, to Pelican’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of Pelican.

Section 7.4.  Subsidiaries. Except as disclosed in Schedule 7.4, Pelican does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Pelican is not a participant in any joint venture or similar arrangement.

Section 7.5.  Authorization. All corporate action on the part of Pelican, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by Pelican; the consummation by Pelican of the other transactions contemplated hereunder or thereunder, and the performance of all of Pelican’s obligations under this Agreement, have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Pelican, shall constitute the valid and binding obligation of Pelican enforceable against Pelican in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors or (b) general equitable principles.

Section 7.6.  No Violation; Consents.

(a)  The execution, delivery and performance by Pelican of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene any Applicable Law. The execution, delivery and performance by Pelican of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Pelican is a party or by which it is bound or to which any of its properties or assets is subject, (ii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of Pelican or (iii) violate any provision of its Articles of Incorporation or Bylaws.

(b)  No consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by Pelican for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 7.7.  Litigation. There are no actions, suits, proceedings or investigations pending or, to Pelican’s knowledge, threatened against, Pelican or its properties (nor, to Pelican’s knowledge against any of the officers or directors of Pelican) before any court, arbitrator or governmental agency which, in the case of actions, suits, proceedings or investigations pending or threatened against officers or directors of Pelican. Pelican is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Pelican currently pending or which Pelican intends to initiate. Neither Pelican, nor to Pelican’s knowledge, any officer, key employee or 5% Shareholder of Pelican, in his capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency.

Section 7.8.  Employees. Except as disclosed in Schedule 7.8, Pelican has no employment contracts with any of its employees that cannot be terminated at will. Except as disclosed in Schedule 7.8, Pelican has no employee benefit plans, including any deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement, now in force.

Section 7.9.  Brokers or Finders; Other Offers. Except as disclosed in Schedule 7.9, Pelican has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Pelican, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 7.10.  Disclosure. Pelican has provided the Company with all the information which the Company has requested for deciding whether to consummate the transaction contemplated by this Agreement. No representation or warranty of Pelican contained in this Agreement and the exhibits attached hereto or, any certificate furnished or to be furnished to the Company at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Section 7.11.  Agreements; Action.

(a)  Except for agreements explicitly contemplated by this Agreement, or as set forth in Schedule 7.8, there are no agreements, understandings, instruments, contracts, judgments, orders, writs, decrees or proposed transactions to which Pelican is a party or by which it is bound that involve: (i) obligations (contingent or otherwise) of, or payments to, Pelican in excess of $50,000 or (ii) any contract, agreement, commitment, arrangement or understanding relating to any joint venture, partnership or sharing of profits or losses with any Person.

(b)  Pelican has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $50,000 in the aggregate.

(c)  Copies of all contracts, agreements or instruments appearing on the Schedule 7.11 (hereinafter collectively referred to as the “Contracts”) have been delivered to counsel to the Company. Pelican has fulfilled and performed in all material respects its obligations under each of the Contracts required to be performed prior to the date hereof, and Pelican is not in, or to the knowledge of Pelican, alleged to be in, material breach or default under, nor is there to the knowledge of Pelican, alleged to be any basis for termination of any of the Contracts or any loss of right thereunder and, to the knowledge of Pelican, no other party to any of the Contracts has materially breached or defaulted thereunder. To the knowledge of Pelican, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a loss of right, material default or breach by Pelican or by any such other party.

Section 7.12.  Tax Returns and Payments. Pelican has filed all federal tax returns, forms or reports, which are due or required to be filed by it prior to the date hereof and has paid all taxes, penalty fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. All such returns are complete and accurate.

Section 7.13.  Intellectual Property. Except as set forth on Schedule 7.13, Pelican owns no intellectual property.

Section 7.14.  Registration Rights. Except as described on Schedule 7.14, Pelican has not granted or agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of Pelican registered with the SEC or any other governmental authority.

Section 7.15.  Anti-Dilution and Other Shares. Except as described on Schedule 7.15, no stockholder of Pelican or other person or entity has any preemptive right of subscription or purchase or contractual right of first refusal or similar right with respect to any issuance of securities by Pelican.

Section 7.16.  Real Property. Except as described in Schedule 7.16, Pelican does not own, lease, sublease, or otherwise have an interest in real property.

ARTICLE VIII

SPECIAL COVENANTS

Section 8.1.  Activities of the Company. From and after the date hereof until the Closing Date, the Company shall, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, during such period, the Company shall not, without the prior written consent of Pelican:

(a)  (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(b)  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(c)  grant any registration rights (including piggyback registration rights) to any holder of Company securities or register any securities of the Company;

(d)  amend its Articles of Incorporation or Bylaws or other similar organizational documents;

(e)  acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business or assets;

(f)  make or agree to make any new capital expenditure;

(g)  sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets;

(h)  increase the salary or wages payable or to become payable to its directors or officers, or enter into any employment or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee, except, in each case, in the ordinary course of business, or as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

(i)  except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

(j)  enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which the Company is a party, or waive, release or assign any material rights or claims, in each case, in any manner adverse to the Company; or

(k)  enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 8.2.  Access to Properties and Records. Until the Closing Date, Pelican and the Company will afford to the other party’s officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Pelican or the Company and will furnish the other party with such additional financial and other information as to the business and properties of Pelican or the Company as each party shall from time to time reasonably request.

Section 8.3.  New Board of Directors and Officers. On the Closing Date, Edward Wolff shall resign as sole director (effective on the date of election of the Pelican designees to the Company’s Board of Directors) and sole officer of the Company (effective on the Closing Date) and in his place, Chandra (C.B.) Brechin, Scott Rutherford, Bruce Robinson, Charley Wall, and Maris J. Licis shall be elected to the Company’s Board of Directors and Charley Wall shall be elected as President, Maris J. Licis shall be elected as Secretary, Chandra (C.B.) Brechin shall be elected as Treasurer, and Scott Rutherford shall be elected as Executive Vice President of the Company, certified by the secretary or an assistant secretary of the Company as of the Closing Date.

Section 8.4.  Public Announcements. The Company and Pelican will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

ARTICLE IX

MISCELLANEOUS

Section 9.1.  Entire Agreement; Waivers and Amendments. This Agreement (including the documents and instruments referred to herein) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, representations and understandings with respect thereto, including, but not limited to, the Original Agreement. This Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by each party hereto or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

Section 9.2.  Assignment; Binding Effect. This Agreement may not be assigned or delegated, in whole or in part, by either party hereto without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.3.  Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent declared invalid or unenforceable without affecting the validity or enforceability of the other provisions of this Agreement, and the remainder of this Agreement shall remain binding on the parties hereto (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party). Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.4.  No Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.5.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 9.6.  Interpretation. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

Section 9.7.  Captions. The Article and Section Headings in this Agreement are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

Section 9.8.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties has executed this Agreement and Plan of Merger as of the date first written above.

AMERICAN FINANCIAL HOLDINGS INC.

By:	/s/ Edward Wolff
Name: Edward Wolff
Title: President

PELICAN MOBILE COMPUTERS, INC.

By:	/s/ C.B. Brechin
Name: Chandra (C.B.) Brechin
Title: President

PELICAN STOCKHOLDERS:

Anne Rutherford
/s/ Anne Rutherford

Scott Rutherford
/s/ Scott Rutherford

Chandra (C.B.) Brechin
/s/ Chandra (C.B.) Brechin

Signature Page to

Agreement and Plan of Merger

Schedule A

Pelican Stockholders	Shares of Pelican Common Stock	Shares of Company Common Stock
Anne and Scott Rutherford	490	37,500,000
Chandra (C.B.) Brechin	510	37,500,000

Schedule 2.5

Additional Share Issuances

Stockholder	Shares of Company Common Stock
Charley Wall	4,000,000
Ryan Kirch	4,000,000
Maris Licis	4,000,000
Michael B. Wall	250,000
David A. Tezza	250,000
Walter Kirk Herrick	250,000
Douglas J. McQuarrie	250,000
Edward Wolff	100,000
Total

Schedule 2.1

American Financial Holdings

Share Cancellations and Retirement

Stockholder	Shares of Company Common Stock	Certificate Number(s)
Edward Wolff	2,000,000	1304
Edward Wolff	4,000,000	1384
Anthony Fareri & Associates	60,000	1286
Anthony Fareri & Associates	100,000	1291
Anthony Fareri & Associates	50,000	1293
Anthony Fareri & Associates	20,000	1326
Anthony Fareri & Associates	460,000	1379
Anthony Fareri & Associates, Inc.	60,000	1318
Anthony Fareri & Associates, Inc.	20,000	1337
Anthony Fareri & Associates, Inc.	180,000	1390
John Trentacoste	50,000	1262
John Trentacoste	100,000	1263
John Trentacoste	100,000	1369
John Trentacoste	200,000	1370
Various	247,000	Various
Total